Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors:
Rick Nordvold

Golf Galaxy, Inc.

952-941-8848

Investors and media:

Susan Eich

For Golf Galaxy, Inc.

612-285-4188

GOLF GALAXY ANNOUNCES FOURTH QUARTER

AND FISCAL 2006 RESULTS

Full Year Net Sales Increase More than 50 Percent;

Comparable Store Sales up 7.3 Percent

Financial Performance Summary

	Fiscal Year Ended
($ in thousands, except per share amounts)	Feb. 25, 2006	Feb. 26, 2005
Net sales	$200,130	$133,080
Comparable store sales% increase [1]	7.3%	6.7%
Net income	$5,266	$7,538
Diluted EPS	$0.47	$0.98
Net income – Pro-forma [2]	$5,266	$2,504
Diluted EPS – Pro-forma [2]	$0.47	$0.23

1   A new or relocated store is included in comparable store results after it has been in operation for 12 full fiscal months following the month of the store’s grand opening weekend, typically a store’s 13th full month of operations.

2   Pro-forma net income and diluted EPS are presented as if the company’s initial public offering and the conversion of preferred stock into shares of common stock had occurred immediately prior to the beginning of each period presented. In addition, pro-forma results for the fiscal year ended Feb. 26, 2005 exclude an after-tax gain of $5.0 million realized on the sale of the company’s equity investment in Golf Town Canada Inc. stock. Pro-forma results are not a measure of performance presented in accordance with GAAP and are intended to be a supplement, but not as a substitute for net income or other financial data prepared in accordance with GAAP. The company believes the use of pro-forma results provides a consistent measure of profitability as well as important supplemental information due to the significant increase in common shares outstanding resulting from the company’s initial public offering and the conversion of the convertible preferred stock into shares of common stock effective on Aug. 3, 2005.

EDEN PRAIRIE, Minn. – (April 18, 2006) – Golf Galaxy, Inc. (Nasdaq: GGXY), a leading golf specialty retailer, today announced its financial results for the fourth quarter and fiscal year ended Feb. 25, 2006.

Net sales for fiscal 2006 increased 50.4 percent to $200.1 million, compared with $133.1 million for fiscal 2005. The increase was driven primarily by the addition of 16 new stores in the fiscal year and a comparable store sales gain of 7.3 percent. Golf Galaxy reported net income of $5.3 million, or 47 cents per diluted share, for fiscal 2006, compared with net income of $7.5 million, or 98 cents per diluted share, for fiscal 2005. Net income for fiscal 2005 included an after-tax gain of $5.0 million realized on the sale of the company’s equity investment in Golf Town Canada Inc. stock. Excluding this one-time gain and giving effect to the conversion of preferred shares and the company’s initial public offering as of the beginning of fiscal 2005, the company’s pro-forma net income for fiscal 2005 would have been $2.5 million, or 23 cents per diluted share. A reconciliation of pro-forma net income and earnings per share is provided in a table that follows.

“We are very pleased with our performance in fiscal 2006. We opened 16 new stores, delivered a 7.3 percent comparable store sales increase, more than doubled our earnings per share on a pro-forma basis and initiated a key acquisition. And we delivered these results in the same period we completed our initial public offering,” said Randy Zanatta, Golf Galaxy president and chief executive officer. “We look forward to growth in sales and earnings again in fiscal 2007 as we continue to deliver on our ‘Everything for the Game’ brand promise for our customers.”

Fourth Quarter Results

Golf Galaxy’s net sales for the fourth quarter of fiscal 2006 increased 49.5 percent to $40.1 million, compared with $26.8 million for the same period of the prior fiscal year. Comparable store sales increased 2.5 percent for the fiscal fourth quarter, on top of an increase of 4.8 percent for the fourth quarter of fiscal 2005. On Dec. 20, 2005, the company said it expected to report net sales for the fiscal fourth quarter of $40 million to $42 million and a comparable store sales increase in the mid single digits.

The company reported a net loss for the fourth quarter of $265,000, or 2 cents per diluted share, compared with its guidance for a net loss of $900,000 to $600,000. The company typically reports a net loss in its fiscal fourth quarter, a low volume period due to seasonality. Golf Galaxy reported a net loss of $451,000, or 74 cents per diluted share, for the fourth quarter of fiscal 2005.

“Our fourth quarter sales were on target in December and January but below our expectations in February due to challenging weather in many of our markets,” said Zanatta. “In addition, our margins were under pressure in December due to a high level of promotions, but recovered later in the quarter. Despite the margin pressure we experienced, our bottom line results were better than expected in the quarter, reflecting our ability to control expenses and the benefit of a more favorable effective tax rate.”

Golf Galaxy opened one new store during its fiscal fourth quarter. For the full fiscal year, Golf Galaxy opened 16 new stores. Golf Galaxy plans to open 14 to 16 new stores during fiscal 2007; the company has opened six stores since the beginning of the new fiscal year and currently operates 56 stores.

Company Outlook

The company said that for its first quarter ending May 27, 2006:

•                  Net sales are currently expected to be $84 million to $88 million, an increase of 43 percent to 50 percent over the first quarter of fiscal 2006;

•                  Comparable store sales are currently expected to increase in the low single digits; and

•                  Net income is currently expected to be $2.0 million to $2.5 million (pending the final purchase price allocation of The GolfWorks acquisition); assuming 11.6 million weighted average shares outstanding, diluted earnings per share are expected to be 17 cents to 22 cents.

•                  Net income includes estimated expenses of approximately $200,000, or 2 cents per diluted share, relating to the amortization of intangible and long-lived assets acquired in the acquisition of The GolfWorks; and expenses of $200,000, or 2 cents per diluted share, from the expensing of stock options.

As Golf Galaxy announced previously in a news release issued March 28, 2006, for its fiscal year ending March 3, 2007, a 53-week period:

•                  Net sales are currently expected to be $305 million to $315 million, an increase of 52 percent to 57 percent over fiscal 2006;

•                  Comparable store sales are currently expected to increase 6 percent to 8 percent; and

•                  Net income is currently expected to be $7.5 million to $8.1 million (pending the final purchase price allocation of The GolfWorks acquisition); assuming 11.6 million weighted average shares outstanding, diluted earnings per share are expected to be 65 cents to 70 cents.

The company added that net income for fiscal 2007 includes estimated expenses of approximately $800,000, or 7 cents per diluted share, relating to the amortization of intangible and long-lived assets acquired in the acquisition of The GolfWorks; and expenses of $1.1 million, or 9 cents per diluted share, from the expensing of stock options.

Conference Call and Webcast

Golf Galaxy will hold its fourth quarter earnings conference call at 10 a.m. CDT today, April 18, 2006. Interested parties may listen to the call by dialing 866-800-8652 or international 617-614-2705 (passcode: 95872624). A live webcast will also be available on www.GolfGalaxy.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time. A replay will be available approximately one hour after the conference call concludes and will remain available through April 25. The replay number is 888-286-8010 or international 617-801-6888 (passcode: 97885779). The webcast will be archived on www.GolfGalaxy.com for approximately one year.

About Golf Galaxy, Inc.

Golf Galaxy, Inc., based in Eden Prairie, Minn., owns and operates golf specialty retail stores. The company currently operates 56 stores in 23 states and an ecommerce website. The company’s Everything for the Game® merchandising strategy offers a comprehensive selection of competitively priced brand name golf equipment, accessories, apparel, golf services, and golf instruction by on-staff certified PGA professionals in a unique interactive store environment. The GolfWorks, the golf industry’s most complete source for golf club components, clubmaking tools and supplies, and technical information, is a wholly owned subsidiary of Golf Galaxy that sells direct to consumers via a catalog and the Internet at www.GolfWorks.com. For more information, visit www.GolfGalaxy.com.

Cautionary Statement

This news release contains forward-looking statements about Golf Galaxy and readers should not place undue reliance on any forward-looking statements that are current only as of the date made. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those expressed in forward-looking statements. The following factors, among others, could cause the company’s actual financial performance to differ materially from that expressed in any forward-looking statement: A decline in the popularity of golf or golf-related products and services; limitations imposed by suppliers on the amount or variety of products; failure by suppliers to develop and introduce new products or if new products result in excessive close-outs of existing inventories; seasonal fluctuation in demand for products; weather conditions; ability to successfully implement growth plan; competition in the golf and sporting goods industry; a decline in discretionary spending; availability of adequate capital to fund growth; and loss of key management. Additional information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is included in the company’s prospectus in its Form S-1 Registration Statement on file with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive and Golf Galaxy disclaims any obligation subsequently to revise or update any previously made forward-looking statements, whether as a result of new information, future events or otherwise.

Tables Follow

GOLF GALAXY, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended (Unaudited)		Fiscal Year Ended
	Feb. 25, 2006	Feb. 26, 2005	Feb. 25, 2006	Feb. 26, 2005

Net sales	$40,125	$26,840	$200,130	$133,080
Cost of sales	29,570	19,251	141,392	93,964
Gross profit	10,555	7,589	58,738	39,116
Operating expenses:
Store operating	8,213	5,490	37,512	24,382
General and administrative	2,249	1,863	10,033	8,372
Preopening	911	932	2,923	2,095
(Loss) income from operations	(818)	(696)	8,270	4,267
Other income	—	—	—	8,410
Interest income (expense), net	152	17	439	(4)
(Loss) income before income taxes	(666)	(679)	8,709	12,673
Income tax benefit (expense)	401	228	(3,443)	(5,135)
Net (loss) income	(265)	(451)	5,266	7,538
Less preferred stock dividends	—	(939)	(1,721)	(3,696)
Net (loss) income applicable to common shareholders	$(265)	$(1,390)	$3,545	$3,842
Net (loss) income per share:
Basic	$(0.02)	$(0.74)	$0.51	$2.06
Diluted	$(0.02)	$(0.74)	$0.47	$0.98
Weighted average number of shares outstanding:
Basic	10,665,848	1,877,044	6,993,088	1,865,928
Diluted	10,665,848	1,877,044	7,542,385	7,721,333

GOLF GALAXY, INC.

CONDENSED BALANCE SHEETS

(In Thousands)

	Feb. 25, 2006	Feb. 26, 2005
Assets
Current Assets:
Cash and cash equivalents	$11,075	$3,245
Accounts receivable, net	4,523	3,455
Inventories, net	45,278	30,415
Prepaid expenses and other current assets	5,196	3,510
Total current assets	66,072	40,625
Property and equipment, net	35,218	21,832
Other assets	5,257	2,680
Total assets	$106,547	$65,137

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$23,224	$15,826
Accrued liabilities	16,453	11,675
Total current liabilities	39,677	27,501
Deferred rent credits and other	12,177	6,831
Redeemable convertible preferred stock, including accumulated dividends	—	48,741
Shareholders’ equity (deficit)	54,693	(17,936)
Total liabilities and shareholders’ equity (deficit)	$106,547	$65,137

GOLF GALAXY, INC.

CONDENSED STATEMENTS OF OPERATIONS – UNAUDITED

RECONCILIATION OF PRO-FORMA EARNINGS PER SHARE

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended (Unaudited)		Fiscal Year Ended (Unaudited)
	Feb. 25, 2006	Feb. 26, 2005	Feb. 25, 2006	Feb. 26, 2005
Pro-Forma Information (1)
Pro-forma net (loss) income	$(265)	$(451)	$5,266	$2,504
Pro-forma net (loss) income per share:
Basic	$(0.02)	$(0.04)	$0.49	$0.24
Diluted	$(0.02)	$(0.04)	$0.47	$0.23
Pro-forma weighted average number of shares outstanding:
Basic	10,665,848	10,629,511	10,647,964	10,618,395
Diluted	10,665,848	10,629,511	11,197,261	10,721,333

Reconciliation of pro-forma information to GAAP
Net (loss) income applicable to common shareholders (GAAP)	$(265)	$(1,390)	$3,545	$3,842
Gain on Sale of Golf Town Canada Inc. Stock, net of tax	—	—	—	(5,034)
Preferred Stock Dividends	—	939	1,721	3,696
Net (loss) income (Pro-forma)	$(265)	$(451)	$5,266	$2,504
Basic
Weighted average number of shares outstanding (GAAP)	10,665,848	1,877,044	6,993,088	1,865,928
Conversion of preferred stock to common	—	5,752,467	2,402,129	5,752,467
Weighted average additional shares issued in IPO	—	3,000,000	1,252,747	3,000,000
Weighted average number of shares outstanding (Pro-forma)	10,665,848	10,629,511	10,647,964	10,618,395
Diluted
Weighted average number of shares outstanding (GAAP)	10,665,848	1,877,044	7,542,385	7,721,333
Conversion of preferred stock to common	—	5,752,467	2,402,129	—
Weighted average additional shares issued in IPO	—	3,000,000	1,252,747	3,000,000
Weighted average number of shares outstanding (Pro-forma)	10,665,848	10,629,511	11,197,261	10,721,333

(1)Pro-forma results for the fiscal year ended Feb. 26, 2005 exclude an after-tax gain of $5.0 million realized on the sale of the company’s equity investment in Golf Town Canada Inc. stock. In addition, the pro-forma information is presented as if the company’s initial public offering and the conversion of preferred stock into shares of common stock had occurred immediately prior to the beginning of each period presented. Pro-forma results are not a measure of performance presented in accordance with GAAP and are intended to be a supplement, but not as a substitute for net income or other financial data prepared in accordance with GAAP. The company believes the use of pro-forma results provides a consistent measure of profitability as well as important supplemental information due to the significant increase in common shares outstanding resulting from the company’s initial public offering and the conversion of the convertible preferred stock into shares of common stock effective on Aug. 3, 2005.

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